Exhibit 10

PLAN OF EXCHANGE
BY WHICH
DARK DYNAMITE, INC.
(a Nevada corporation)
SHALL ACQUIRE
SHANXI KAI DA LV YOU GU WEN YOU XIAN GONG SI
(a corporation organized under the laws of the Peoples’ republic of China)

I. RECITALS	4

1. The Parties to this Plan of Exchange:	4
(1.1) Dark Dynamite, Inc...	4
(1.2) Shanxi Kai Da Lv You Gu Wen You Xian Gong Si..	4

2. The Capital of the Parties:	4
(2.1) The Capital of DDYI	4
(2.2) The Capital of Kai Da	4

3. Transaction Descriptive Summary:	4

4. SEC compliance.	2

5. Nevada compliance.	2

6. Audited Financial Statements.	2

II. PLAN OF REOGANIZATION	3

1. Conditions Precedent to Closing.	3
(1.1) Shareholder Approval.	3
(1.2) Board of Directors.	3
(1.3) Due Diligence Investigation.	3
(1.4) The rights of dissenting shareholders,	3
(1.5) All of the terms, covenants and conditions	3
(1.6) The representations and warranties	3
(1.7) Certificate of majority shareholders of DDYI	3
(1.8) Absence of DDYI Liabilities	4
(1.9) Delivery of Audited Financial Statements	4

2. Conditions Concurrent and Subsequent to Closing.	5
(2.1) Delivery of Registered Capital of Kai Da.	6
(2.2) Acquisition Share

Issuance	5

3. Plan of Acquisition	6
(3.1) Reorganization and Acquisition:	6
(3.2) Conversion of Outstanding Stock:	6
(3.3) Closing/Effective Date:	6
(3.4) Surviving Corporations	7
(3.5) Rights of Dissenting Shareholders:	7
(3.6) Service of Process:	7
(3.7) Surviving Articles of Incorporation:	7
(3.8) Surviving By-Laws:	7
(3.9) Further Assurance, Good Faith and Fair Dealing:	7
(3.10) General Mutual Representations and Warranties.	7
(3.10.1) Organization and Qualification.	7
(3.10.2) Corporate Authority.	7
(3.10.3) Ownership of Assets and Property.	8
(3.10.4) Absence of Certain Changes or Events.	8
(3.10.5) Absence of Undisclosed Liabilities.	9
(3.10.6) Legal Compliance.	9
(3.10.7) Legal Proceedings.	9
(3.10.8) No Breach of Other Agreements.	9
(3.10.9) Capital Stock.	9
(3.10.10) Brokers' or Finder's Fees.	10
(3.11) Miscellaneous Provisions	10
(3.11.1)	10
(3.11.2)	11
(3.11.3)	11
(3.11.4)	11
(3.11.5)	11
(3.11.6)	11

4. Termination	10

5. Closing	10

6. Execution in Counterparts	11

7. Merger Clause	11

The Remainder of this Page is Intentionally left Blank format

PLAN OF EXCHANGE
BY WHICH
Dark Dynamite, Inc.
(a Nevada corporation)
SHALL ACQUIRE
Shanxi Kai Da Lv You Gu Wen You Xian Gong Si
(a corporation organized under the laws of the Peoples’ Republic of China)

ADJUSTMENTS: lead This Plan of Exchange (the “Agreement” or “Plan of Exchange”) is made and dated as of this 29th day of August, 2005, and is intended to supersede all previous oral or written agreements, if any, between the parties, with respect to its subject matter. Notwithstanding the foregoing, it is subject to, and shall be interpreted together with that certain Letter of Intent, dated August 15, 2005 and the Escrow Agreement, dated August 15, 2005. This Agreement anticipates that extensive due diligence shall have been performed by both parties, and shall have been completed no later than the Closing Date.

I. RECITALS

1. The Parties to this Agreement:

(1.1) Dark Dynamite, Inc. ("DDYI"), a Nevada corporation.

(1.2) Shanxi Kai Da Lv You Gu Wen You Xian Gong Si, a corporation organized under the laws of the Peoples’ Republic of China (“Kai Da”).

(1.3) Richard Surber, a citizen and resident of the State of Utah, and the majority shareholder of DDYI through his holdings of 5,000,000 shares of convertible preferred stock.

(1.4) Diversified Holdings X, Inc. (“Diversified Holdings”), a Nevada corporation.

2. The Capital of the Parties:

(2.1) The Capital of DDYI consists of 1,000,000,000 authorized shares of common voting stock, $0.0001 par value, of which 2,000,000 shares are issued and outstanding, and 5,000,000 shares of convertible preferred stock, $0.10 par value, of which 5,000,000 shares are issued and outstanding. Each share of the convertible preferred stock has the right to cast twenty-five votes on all matters presented to a vote, and it is also convertible into shares of common voting stock at a rate of 25:1.

(2.2) The Capital of Kai Da consists of RMB 600,000 in registered capital (US$1=8.11 RMB), which for the purposes of this Agreement, is referred to as “common stock” or “capital stock”.

3. Transaction Descriptive Summary: DDYI desires to acquire Kai Da and the shareholders of Kai Da (the “Kai Da Shareholders”) desire Kai Da to be acquired by a public company. DDYI would acquire 100% of the capital stock of Kai Da in exchange for the issuance by DDYI of 100,000 new investment shares of common stock of DDYI, and, in addition, Kai Da and/or the Kai Da Shareholders would acquire 4,990,000 convertible preferred shares from Richard Surber for an aggregate amount equal to $495,000, less related expenses, at the Closing. The parties intend that the transactions qualify and meet the Internal Revenue Code requirements for a tax free reorganization, in which there is no corporate gain or loss recognized by the parties, with reference to Internal Revenue Code (IRC) sections 354 and 368.

PLAN OF EXCHANGE
DDYI/KAI DA

4. SEC compliance. DDYI shall cause the filing with the Commission of a Current Report on Form 8-K, within four business days of the date hereof, reporting the execution of this Agreement, and, after the closing, the filing and mailing to its shareholders of an Information Statement on Schedule 14F-1 pursuant to Rule 14f-1 under the Securities Exchange Act of 1934, as amended, which is required to be filed and mailed ten days before a change in the majority of the Board of Directors of DDYI other than at a shareholders’ meeting. The Parties contemplate that any change in the majority of the Board of Directors will occur after the closing.

5. Nevada compliance. Articles of Exchange are required to be filed by Nevada law as the last act to make the plan of exchange final and effective under Nevada law.

6. Audited Financial Statements. Certain filings under the Securities Exchange Act of 1934, such as a Current Report on Form 8-K, require audited financial statements of Kai Da to be filed with the SEC within 71 days of the Form 8-K filing reporting the closing of this transaction. In connection with DDYI’s filing of a Current Report on Form 8-K/A within 71 days after the closing, as it relates to this transaction, audited financial statements of Kai Da will be filed with the SEC in accordance with Form 8-K. Kai Da has agreed to provide audited financial statements prepared in conformity with U.S. GAAP to DDYI at or prior to closing.

The Remainder of this Page is Intentionally left Blank

PLAN OF EXCHANGE
DDYI/KAI DA

II. PLAN OF EXCHANGE

1. Conditions Precedent to Closing.

The obligation of the parties to consummate the transactions contemplated herein are subject to the fulfillment or waiver prior to the closing of the following conditions precedent:

(1.1) Shareholder Approval. Kai Da shall have secured shareholder approval for this transaction, if required, in accordance with the laws of its place of incorporation and its constituent documents.

(1.2) Board of Directors. The Boards of Directors of each of Kai Da and DDYI shall have approved the transaction and this agreement, in accordance with the laws of its place of incorporation and its constituent documents.

(1.3) Due Diligence Investigation. Each party shall have furnished to the other party all corporate and financial information which is customary and reasonable, to conduct its respective due diligence, normal for this kind of transaction. If either party determines that there is a reason not to complete the Plan of Exchange as a result of their due diligence examination, then they must give written notice to the other party prior to the expiration of the due diligence examination period. The due diligence period, for purposes of this paragraph, shall expire on the Closing Date. The Closing Date shall be three days after the satisfaction or waiver of all of the conditions precedent to closing set forth in this Plan of Exchange, unless extended to a later date by mutual agreement of the parties.

(1.4) The rights of dissenting shareholders, if any, of each party shall have been satisfied and the Board of Directors of each party shall have determined to proceed with the Plan of exchange.

(1.5) All of the terms, covenants and conditions of the Plan of exchange to be complied with or performed by each party before Closing shall have been complied with, performed or waived in writing;

(1.6) The representations and warranties of the parties, contained in the Plan of exchange, as herein contemplated, except as amended, altered or waived by the parties in writing, shall be true and correct in all material respects at the Closing Date with the same force and effect as if such representations and warranties are made at and as of such time; and each party shall provide the other with a certificate, certified either individually or by an officer, dated the Closing Date, to the effect, that all conditions precedent have been met, and that all representations and warranties of such party are true and correct as of that date. The form and substance of each party's certification shall be in form reasonably satisfactory to the other. In addition, it shall be a condition precedent of Kai Da’s obligation to consummate the closing that a certificate of good standing on DDYI shall have been delivered to it by the Secretary of State of Nevada.

PLAN OF EXCHANGE
DDYI/KAI DA

(1.7) Certificate of the Majority Shareholder of DDYI. It shall be a condition precedent to the obligation of Kai Da and the Kai Da Shareholders to consummate the transactions contemplated herein that a certificate of the Majority Shareholders of DDYI in substantially the following form be delivered to them on the date of execution:

(i)
DDYI is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power to own, operate and lease its properties and assets and to carry on its business.

(ii)	The authorized capitalization and the number of issued and outstanding capital shares of DDYI are accurately and completely set forth in the Plan of Exchange.
(iii)
The issued and outstanding shares of DDYI (including the 40,000,000 new shares of DDYI common stock to be converted from 1,600,000 shares of the convertible preferred stock at closing, and the 100,000 new investment shares of DDYI to be issued to the Kai Da Shareholders pursuant to Regulation S) have been duly authorized and validly issued and are fully paid and non-assessable.

(iv)
Richard Surber has the full right, power and authority to sell, transfer and deliver his own 4,990,000 shares of DDYI convertible preferred stock to the Kai Da Shareholders for the purchase price of $495,000, and, upon delivery of the certificates representing such shares as contemplated in the Plan of Exchange, will transfer to the Kai Da Shareholders good, valid and marketable title thereto, free and clear of all liens..

(v)
DDYI has taken all steps in connection with the Plan of Exchange and the issuance of the 100,000 new investment shares and the delivery and conversion of shares of 1,600,000 shares of convertible preferred stock thereunder, which are necessary to comply in all material respects with the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as well as the rules and regulations promulgated pursuant thereto.

(vi)	DDYI has no material liabilities as such term is defined by U.S. generally accepted accounting principles.

PLAN OF EXCHANGE
DDYI/KAI DA

(1.8) Absence of DDYI Liabilities. DDYI shall have no material liabilities as such term is defined by U.S. generally accepted accounting principles. The certified public accounting firm of DDYI shall deliver to Kai Da a letter to such effect, and counsel to DDYI shall deliver to Kai Da a comfort letter with respect to the absence of liabilities. In addition, Diversified Holdings shall execute and deliver an indemnity and escrow agreement with Kai Da, which is in form and substance satisfactory to Kai Da, that provides that Diversified Holdings shall indemnify and hold harmless Kai Da and DDYI from and against any losses, liabilities or claims that may arise out of any known or unknown liabilities of DDYI which may arise following the consummation of the Plan of Exchange for a period of three years. In connection with such indemnity and escrow agreement, Richard Surber expressly agrees to deposit $50,000 of sales proceeds from the sale of his shares of convertible preferred stock into an escrow to be held by counsel for Kai Da to satisfy such liabilities, including any liabilities arising out of the Allen Weintraub litigation that is currently pending in federal court for the Southern District of Florida. The execution and delivery of a satisfactory indemnity and escrow agreement with a holdback of sales proceeds in the amount of $50,000 is an express condition of closing. In addition, Kai Da shall obtain and appoint an escrow agent to serve under the indemnity and escrow agreement by the Closing Date, and such escrow agent shall be satisfactory in all respects to Kai Da in its sole discretion.

(1.9)No Interference By Parties to Allen Weintraub Litigation. There shall be no interference by any party to the Allen Weintraub litigation in the consummation of the transactions contemplated by this Plan of Exchange. In the event that any party to the Allen Weintraub lawsuit shall take any legal action to interfere or prevent the consummation of this Plan of Exchange, or make Kai Da a party to such lawsuit, Kai Da shall have the right to determine this condition of closing not to be met, and shall, at its sole discretion, be entitled to immediately terminate this Plan of Exchange.

(1.10) Delivery of Audited Financial Statements. Kai Da shall have delivered to DDYI audited financial statements and an audit report thereon for the year ended December 31, 2004, which audit shall be prepared by a PCAOB member audit firm in accordance with U.S. GAAP at Kai Da’s expense.

    (1.11) Execution of Stock Purchase Agreement for Stock of Black Chandelier, Inc. At theclosing under this Plan of Exchange, the parties shall execute a stock purchase agreement providing for the transfer of common stock of Black Chandelier, Inc. from DDYI to Diversified Holding X, Inc. as consideration for indemnifying. The closing of the transfer of the shares of common stock of Black Chandelier, Inc. shall take place after the consummation of the transactions contemplated by the Plan of Exchange.

2. Conditions Concurrent and Subsequent to Closing.

(2.1) Delivery of Registered Capital of Kai Da. Immediately upon or prior to the Closing, the Kai Da Shareholders shall transfer to DDYI 100% of their shares of registered capital of Shanxi Kai Da Lv You Gu Wen You Xian Gong Si.

PLAN OF EXCHANGE
DDYI/KAI DA

(2.2) Acquisition Share Issuance and Purchase of Convertible Preferred Stock. Immediately upon the Closing, DDYI shall issue to the Kai Da Shareholders 100,000 shares of common stock of DDYI, and Richard Surber shall deliver 4,990,000 shares of convertible preferred stock to the Kai Da Shareholders for $495,000 in cash, of which 1,600,000 shall be converted into 40,000,000 shares of common stock, and, as a result, the then outstanding shares shall be as follows:

DDYI Issued	2,000,000
Common Shares Converted from Preferred Shares	40,000,000
DDYI Issuance of New Shares	100,000
Resulting Total	42,100,000

3. Plan of Exchange

(3.1) Exchange and Reorganization: DDYI and Kai Da shall be hereby reorganized, such that DDYI shall acquire 100% the capital stock of Kai Da, and Kai Da shall become a wholly-owned subsidiary of DDYI.

(3.2) Conversion and Exchange of Capital Stock: Forthwith upon the effective date of the Plan, Richard Surber shall deliver his own 4,990,000 shares of DDYI convertible preferred stock to or for the Kai Da Shareholders, of which 1,600,000 preferred shares shall be converted into 40,000,000 shares of DDYI common stock, and DDYI shall issue 100,000 new investment shares to the Kai Da Shareholders in exchange for their shares of registered capital of Kai Da.

(3.3) Closing/Effective Date: The Plan of exchange shall become effective immediately upon approval and adoption by the parties hereto, in the manner provided by the law of the places of incorporation and constituent corporate documents, and upon compliance with governmental filing requirements, such as, without limitation, filings under the Securities Exchange Act of 1934, and the filing of Articles of Exchange, if applicable under State Law. Closing shall occur when all conditions of closing have been met or are waived by the parties. The parties anticipate the filing of a Schedule 14F-1 Information Statement at least ten days prior to any change in majority of the Board of Directors of DDYI. The Parties expect to make such filing after the Closing.

PLAN OF EXCHANGE
DDYI/KAI DA

(3.4) Surviving Corporations: Both corporations shall survive the exchange and reorganization herein contemplated and shall continue to be governed by the laws of its respective jurisdiction of incorporation.

(3.5) Rights of Dissenting Shareholders: Each Party is the entity responsible for the rights of its own dissenting shareholders, if any.

(3.6) Service of Process and Address: Each corporation shall continue to be amenable to service of process in its own jurisdiction, exactly as before this acquisition. The address of DDYI is 63 West 100 South, 2nd Floor Studio, Salt Lake City, Utah 84101. The address of Kai Da is Xi An Shi Xi Jiao Ju Jia Zhuang Xi Ce, Shanxi, Peoples’ Republic of China.

(3.7) Surviving Articles of Incorporation: the Articles of Incorporation of each Corporation shall remain in full force and effect, unchanged.

(3.8) Surviving By-Laws: the By-Laws of each Corporation shall remain in full force and effect, unchanged.

(3.9) Further Assurance, Good Faith and Fair Dealing: the Directors of each Company shall and will execute and deliver any and all necessary documents, acknowledgments and assurances and do all things proper to confirm or acknowledge any and all rights, titles and interests created or confirmed herein; and both companies covenant expressly hereby to deal fairly and in good faith with each other and each others shareholders. In furtherance of the parties desire, as so expressed, and to encourage timely, effective and businesslike resolution the parties agree that any dispute arising between them, capable of resolution by arbitration, shall be submitted to binding arbitration. As a further incentive to private resolution of any dispute, the parties agree that each party shall bear its own costs of dispute resolution and shall not recover such costs from any other party.

(3.10) General Mutual Representations and Warranties. The purpose and general import of the Mutual Representations and Warranties, are that each party has made appropriate full disclosure to the others, that no material information has been withheld, and that the information exchanged is accurate, true and correct. These warranties and representations are made by each party to the other, unless otherwise provided, and they speak and shall be true immediately before Closing.
(3.10.1) Organization and Qualification. Each corporation is duly organized and in good standing, and is duly qualified to conduct any business it may be conducting, as required by law or local ordinance.
(3.10.2) Corporate Authority. Each corporation has corporate authority, under the laws of its jurisdiction and its constituent documents, to do each and every element of performance to which it has agreed, and which is reasonably necessary, appropriate and lawful, to carry out this Agreement in good faith.

PLAN OF EXCHANGE
DDYI/KAI DA

       (3.10.3) Ownership of Assets and Property. Each corporation has lawful title and ownership of it property as reported to the other, and as disclosed in its financial statements.

(3.10.4) Absence of Certain Changes or Events. Each corporation has not had any material changes of circumstances or events which have not been fully disclosed to the other party, and which, if different than previously disclosed in writing, have been disclosed in writing as currently as is reasonably practicable. Specifically, and without limitation:

 (3.10.4-a) the business of each corporation shall be conducted only in the ordinary and usual course and consistent with its past practice, and neither party shall purchase or sell (or enter into any agreement to so purchase or sell) any properties or assets or make any other changes in its operations, respectively, taken as a whole, or provide for the issuance of, agreement to issue or grant of options to acquire any shares, whether common, redeemable common or convertible preferred, in connection therewith;

 (3.10.4-b) Neither corporation shall (i) amend its Articles of Incorporation or By-Laws, (ii) change the number of authorized or outstanding shares of its capital stock, or (iii) declare, set aside or pay any dividend or other distribution or payment in cash, stock or property;

 (3.10.4-c) Neither corporation shall (i) issue, grant or pledge or agree or propose to issue, grant, sell or pledge any shares of, or rights of any kind to acquire any shares of, its capital stock, (ii) incur any indebtedness other than in the ordinary course of business, (iii) acquire directly or indirectly by redemption or otherwise any shares of its capital stock of any class or (iv) enter into or modify any contact, agreement, commitment or arrangement with respect to any of the foregoing;

 (3.10.4-d) Except in the ordinary course of business, neither party shall (i) increase the compensation payable or to become payable by it to any of its officers or directors; (ii) make any payment or provision with respect to any bonus, profit sharing, stock option, stock purchase, employee stock ownership, pension, retirement, deferred compensation, employment or other payment plan, agreement or arrangement for the benefit of its employees (iii) grant any stock options or stock appreciation rights or permit the exercise of any stock appreciation right where the exercise of such right is subject to its discretion (iv) make any change in the compensation to be received by any of its officers; or adopt, or amend to increase compensation or benefits payable under, any collective bargaining, bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment, termination or severance or other plan, agreement, trust, fund or arrangement for the benefit of employees, (v) enter into any agreement with respect to termination or severance pay, or any employment agreement or other contract or arrangement with any officer or director or employee, respectively, with respect to the performance or personal services that is not terminable without liability by it on thirty days notice or less, (vi) increase benefits payable under its current severance or termination, pay agreements or policies or (vii) make any loan or advance to, or enter into any written contract, lease or commitment with, any of its officers or directors;

PLAN OF EXCHANGE
DDYI/KAI DA

 (3.10.4-e) Neither party shall assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, firm or corporation or make any loans or advances to any individual, firm or corporation, other than obligations and liabilities expressly assumed by the other that party;

 (3.10.4-f) Neither party shall make any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfers or otherwise, or by the purchase of any property or assets of any other individual, firm or corporation.

    (3.10.5) Absence of Undisclosed Liabilities. Each corporation has, and has no reason to anticipate having, any material liabilities which have not been disclosed to the other, in the financial statements or otherwise in writing.

    (3.10.6) Legal Compliance. Each corporation shall comply in all material respects with all Federal, state, local and other governmental (domestic or foreign) laws, statutes, ordinances, rules, regulations (including all applicable securities laws), orders, writs, injunctions, decrees, awards or other requirements of any court or other governmental or other authority applicable to each of them or their respective assets or to the conduct of their respective businesses, and use their best efforts to perform all obligations under all contracts, agreements, licenses, permits and undertaking without default.

    (3.10.7) Legal Proceedings. Each corporation has no legal proceedings, administrative or regulatory proceeding, pending or suspected, which have not been fully disclosed in writing to the other.

    (3.10.8) No Breach of Other Agreements. This Agreement, and the faithful performance of this agreement, will not cause any breach of any other existing agreement, or any covenant, consent decree, or undertaking by either, not disclosed to the other.

    (3.10.9) Capital Stock. The issued and outstanding shares and all shares of capital stock of each corporation is as detailed herein, that all such shares are in fact issued and outstanding, duly and validly issued, were issued as and are fully paid and non-assessable shares, and that, other than as represented in writing, there are no other securities, options, warrants or rights outstanding, to acquire further shares of such corporation.

    (3.10.10) SEC Reports, Liabilities and Taxes. ( i )  DDYI has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since the date of its registration under the Securities Act of 1933, as amended (collectively, including all exhibits thereto, the "DDYI SEC Reports"), other than responding to a pending comment letter from the SEC with respect to DDYI’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004 and a Quarterly Report on Form 10-QSB during the most recent fiscal year. None of the DDYI SEC Reports, as of their respective dates, contained any untrue statements of material fact or failed to contain any statements which were necessary to make the statements made therein, in light of the circumstances, not misleading. All of the DDYI SEC Reports, as of their respective dates (and as of the date of any amendment to the respective DDYI SEC Reports), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

PLAN OF EXCHANGE
DDYI/KAI DA

(ii) Except as disclosed in the DDYI SEC Reports filed prior to the date hereof, DDYI and its Subsidiaries have not incurred any liabilities or obligations (whether or not accrued, contingent or otherwise) that are of a nature that would be required to be disclosed on a balance sheet of DDYI and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business, or (B) liabilities that would not, in the aggregate, reasonably be expected to have a material adverse effect on DDYI.

(iii) Except as disclosed in the DDYI SEC Reports filed prior to the date hereof, DDYI and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material tax returns required to be filed by any of them and all such filed tax returns are complete and accurate in all material respects; (ii) have paid all taxes that are shown as due and payable on such filed tax returns or that DDYI or any of its Subsidiaries are obligated to pay without the filing of a tax return; (iii) have paid all other assessments received to date in respect of taxes other than those being contested in good faith for which provision has been made in accordance with GAAP on the most recent balance sheet included in DDYI’s financial statements; (iv) have withheld from amounts owing to any employee, creditor or other person all taxes required by law to be withheld and have paid over to the proper governmental authority in a timely manner all such withheld amounts to the extent due and payable; and (v) have not waived any applicable statute of limitations with respect to United States federal or state income or franchise taxes and have not otherwise agreed to any extension of time with respect to a United States federal or state income or franchise tax assessment or deficiency, except that DDYI has not filed its federal or state income tax return for the year ended 2004 to date..

(3.10. 11) Brokers' or Finder's Fees. Each corporation is not aware of any claims for brokers' fees, or finders' fees, or other commissions or fees, by any person not disclosed to the other, which would become, if valid, an obligation of either company.

(3.11) Miscellaneous Provisions

(3.11.1) Except as required by law, no party shall provide any information concerning any aspect of the transactions contemplated by this Agreement to anyone other than their respective officers, employees and representatives without the prior written consent of the other parties hereto. The aforesaid obligations shall terminate on the earlier to occur of (a) the Closing, or (b) the date by which any party is required under its articles or bylaws or as required by law, to provide specific disclosure of such transactions to its shareholders, governmental agencies or other third parties. In the event that the transaction does not close, each party will return all confidential information furnished in confidence to the other. In addition, all parties shall consult with each other concerning the timing and content of any press release or news release to be issued by any of them.

PLAN OF EXCHANGE
DDYI/KAI DA

(3.11.2) This Agreement may be executed simultaneously in two or more counterpart originals. The parties can and may rely upon facsimile signatures as binding under this Agreement, however, the parties agree to forward original signatures to the other parties as soon as practicable after the facsimile signatures have been delivered.

(3.11.3) The Parties to this agreement have no wish to engage in costly or lengthy litigation with each other. Accordingly, any and all disputes which the parties cannot resolve by agreement or mediation, shall be submitted to binding arbitration under the rules and auspices of the American Arbitration Association. As a further incentive to avoid disputes, each party shall bear its own costs, with respect thereto, and with respect to any proceedings in any court brought to enforce or overturn any arbitration award. This provision is expressly intended to discourage litigation and to encourage orderly, timely and economical resolution of any disputes which may occur.

(3.11.4) If any provision of this Agreement or the application thereof to any person or situation shall be held invalid or unenforceable, the remainder of the Agreement and the application of such provision to other persons or situations shall not be effected thereby but shall continue valid and enforceable to the fullest extent permitted by law.

(3.11.5) No waiver by any party of any occurrence or provision hereof shall be deemed a waiver of any other occurrence or provision.

(3.11.6) The parties acknowledge that both they and their counsel have been provided ample opportunity to review and revise this agreement and that the normal rule of construction shall not be applied to cause the resolution of any ambiguities against any party presumptively. The Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

4. Termination. The Plan of exchange may be terminated by written notice, at any time prior to closing, (i) by mutual consent, (ii) by either party during the due diligence period, (iii) by either party, in the event that the transaction represented by the anticipated Plan of exchange has not been implemented and approved by the proper governmental authorities 45 days from the date of this Agreement or (iv) by either party in the event that a condition of closing is not met by September 28, 2005. In the event that termination of the Plan of exchange by either or both, as provided above, the Plan of exchange shall forthwith become void and there shall be no liability on the part of either party or their respective officers and directors.

5.Closing. The parties hereto contemplate that the closing of this Plan of Exchange shall occur no more than three days after all of the conditions precedent have been met or waived. The closing deliveries will be made pursuant to this Agreement and the Letter of Intent, dated August 15, 2005. On the Closing Date, which is shall be no later than September 28, 2005,, a certificate for the 4,990,000 shares of DDYI preferred stock will be delivered to Kai Da for distribution to the Kai Da Shareholders and Richard Surber shall be paid by Kai Da and/or the Kai Da Shareholders an aggregate amount equal to $495,000. In addition, DDYI shall issue 100,000 shares of common stock pursuant to Regulation S under the Securities Act of 1933, as amended, to the Kai Da shareholders. The parties acknowledge that the Letter of Intent has a default provision that governs the rights of the parties in the event that certain performances are not made on a timely basis and they expressly accept the terms thereof.

6. Merger Clause. This Plan of Exchange, together with the Letter of Intent and Escrow Agreement, constitute the entire agreement of the parties hereto with respect to the subject matter hereof, and such documents supercede all prior understandings or agreements between the parties hereto, whether oral or written, with respect to the subject matter hereof, all of which are hereby superceded, merged and rendered null and void.

IN WITNESS WHEREOF, The parties hereto, intending to be bound, hereby sign this Plan of Exchange below as of the date first written above.

DARK DYNAMITE, INC.

/s/ Jared Gold
Jared Gold
President

SHANXI KAI DA LV YOU GU WEN YOU XIAN GONG SI

/s/ Ke, Xian Yan
Ke, Xian Yan
President

RICHARD SURBER

/s/ Richard Surber
(In His Individual Capacity)

DIVERSIFIED HOLDINGS X, INC.

/s/ Richard Surber
Richard Surber
President